SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

[ ] Preliminary Information Statement
[ ] Confidential, for use of the Commission only
[X] Definitive Information Statement

DONGXING INTERNATIONAL INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.

[  ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of securities to which transaction applies:
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2)	Aggregate number of securities to which transaction applies:
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3)	Price per unit or other underlying value of transaction pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)
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4)	Proposed maximum aggregate value of transaction:
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5)	Total fee paid:
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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
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2)	Form, Schedule or Registration Statement No.:
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3)	Filing Party:
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4)	Date Filed:
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DONGXING INTERNATIONAL INC.

3F, No. 26, Hengshan Road, Nangang District

Harbin, Heilongjiang Province, 150001

P.R. China

INFORMATION STATEMENT

To the Holders of the Voting Stock:

The purpose of this Information Statement is to notify you that the holder of shares representing a majority of the voting power of Dongxing International Inc. (the “Company”) has given his written consent to a resolution adopted by the Board of Directors of the Company to amend the articles of incorporation so as to effect a reverse split of the Company’s common stock in a ratio of 1-for-2,000,000. We anticipate that this Information Statement will be mailed on July 11, 2018 to shareholders of record. On or after July 31, 2018, the amendment of the articles of incorporation will be filed with the Delaware Secretary of State and will become effective.

Delaware corporation law permits holders of a majority of the voting power to take shareholder action by written consent. Accordingly, the Company will not hold a meeting of its shareholders to consider or vote upon the amendment of the Company’s certificate of incorporation.

WE ARE NOT ASKING YOU FOR A PROXY.

YOU ARE REQUESTED NOT TO SEND US A PROXY.

July 11, 2018	CHENG ZHAO, Chief Executive Officer

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VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

We determined the shareholders of record for purposes of this shareholder action at the close of business on June 13, 2018 (the “Record Date”). The table below lists the authorized voting stock as of the Record Date, the number of shares of each class that were issued, outstanding, fully paid, and entitled to vote on the Record Date, and the voting power of each class. Each share of common stock is entitled to one vote.

Security	Authorized	Entitled to Vote	Voting Power
Common Stock	250,000,000	10,500,000	10,500,000

The following table sets forth information regarding the voting stock beneficially owned by each member of our Board of Directors, by our officers and directors as a group, and by any person who, to our knowledge, owned beneficially more than 5% of any class of voting stock as of June 13, 2018.

Beneficial Owner	Common	% of Class	Percentage of Voting Power

Cheng Zhao	10,500,000	100%	100%
Officers and Directors as a group (1 person)	10,500,000	100%	100%

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AMENDMENT OF THE CERTIFICATE OF INCORPORATION

TO EFFECT A REVERSE SPLIT OF THE COMMON STOCK

The Board of Directors of the Company has adopted a resolution to amend the certificate of incorporation so as to effect a reverse split of the Company’s common stock in a ratio of 1-for-2,000,000 (the “Reverse Split”). Cheng Zhao, the holder of shares representing a majority of the voting power of the Company’s outstanding voting stock, has given his written consent to the resolution. The Board of Directors and Mr. Cheng approved the amendment in order to eliminate certain outstanding shares of the common stock that have not been paid for.

Immediately prior to September 30, 2016, Cheng Zhao owned 5,000,000 shares of the Company's common stock, which were all of the outstanding shares at that time. On September 30, 2016, the Company entered into and closed a share exchange agreement with Central Dynamic Holdings Limited (“Central Dynamic”) and its shareholders. Pursuant to the terms of the share exchange agreement, the shareholders of Central Dynamic transferred ownership of 100% of Central Dynamic to the Company in exchange for 25,000,000 shares of the Company’s common stock.

Cheng Zhao and the 303 other beneficial owners of Central Dynamic received their interests in Central Dynamic between 2012 and 2015 in exchange for commitments to pay Central Dynamic an aggregate of $250,000. At the time of the share exchange with Dongxing International, management believed that the $250,000 had been paid. It was later discovered that, due to a bookkeeping error, the payments had not been made. Cheng Zhao thereupon satisfied his payment obligation to Central Dynamic. However, the other 303 Dongxing International shareholders have not satisfied their obligations to Central Dynamic. Therefore, the 19,500,000 Dongxing International shares owned of record by these 303 shareholders have not been paid for, have no voting rights, and should be eliminated. The Board of Directors has determined that the most efficient way to eliminate those 19,500,000 shares and to cancel the certificates that represent those shares is to implement a reverse stock split that will leave each shareholder other than Cheng Zhao with a fractional share, which the Company will purchase.

Under Delaware corporation law, the consent of the holder of a majority of the voting power is effective as shareholders’ approval. We will file the Amendment with the Secretary of State of Delaware on or after July 31, 2018, and it will become effective on the date of such filing (the “Effective Date”). The Amendment to the Certificate of Incorporation provides that each two million shares of common stock outstanding on the Effective Date will be exchanged for one post-Reverse Split share of Company common stock (“New Common Stock”). No fractional shares or scrip will be issued; rather, the Company will purchase each fractional share resulting from the Reverse Split for the fair value of such fractional share - which the Board of Directors has fixed at $0.10 per whole share.

As a result of the Reverse Split, Cheng Zhao will be the only shareholder of the Company, with five shares owned of record. Promptly after the Effective Date, the Board of Directors (of which Cheng Zhao is the sole member) will declare a 6,000,000-for-1 stock split, increasing the number of shares owned by Cheng Zhao to 30,000,000 shares. Other than the aforesaid stock split, Management has no plans that will involve the issuance of additional shares nor is the Company party to any agreement requiring the issuance of shares.

The New Common Stock will not be different from the common stock held by the Company’s stockholders prior to the Reverse Split. The stockholders will have the same relative rights following the Effective Date as they had prior to the Effective Date, except that the proportion of shares that they own will be affected by Company's repurchase of fractional shares, which will reduce the number of shareholders to one.

As a result of the Reverse Split, there will be 249,999,995 common shares available for issuance on the Effective Date, to be reduced to 220,000,000 shares by the stock split that will follow the Effective Date. The Board of Directors will be authorized to issue the additional common shares without having to obtain the approval of the Company’s shareholders. Delaware law requires that the Board use its reasonable business judgment to assure that the Company obtains “fair value” when it issues shares. Nevertheless, the issuance of the additional shares would dilute the proportionate interest of current shareholders in the Company. The issuance of the additional shares could also result in the dilution of the value of shares now outstanding, if the terms on which the shares were issued were less favorable than the contemporaneous market value of the Company’s common stock.

The Reverse Split, with the resulting increase in the number of shares available for issuance, is not being done for the purpose of impeding any takeover attempt. Nevertheless, the power of the Board of Directors to provide for the issuance of shares of common stock without shareholder approval has potential utility as a device to discourage or impede a takeover of the Company. In the event that a non-negotiated takeover were attempted, the private placement of stock into “friendly” hands, for example, could make the Company unattractive to the party seeking control of the Company. This would have a detrimental effect on the interests of any stockholder who wanted to tender his or her shares to the party seeking control or who would favor a change in control.

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Reverse Split Procedures; Fractional Shares

On the Effective Date of the Reverse Split, 10,000,000 of the shares owned by Cheng Zhao will be automatically converted into a certificate representing five shares of post-reverse common stock (“New Common Stock”). Since there is no other shareholder owning 2,000,000 or more shares, the certificates for shares held by all other shareholders will be automatically converted into a right to receive payment for the fractional shares resulting from the Reverse Split. Every shareholder who wishes to receive cash in lieu of a fractional share may do so by surrendering to the Transfer Agent his certificate representing shares of pre-Reverse Split common stock. In exchange, he will receive payment in cash for the fraction of a share resulting from the Reverse Split. The name and address of the Transfer Agent are:

Direct Transfer LLC

1981 Murray Holladay Road

Salt Lake City, Utah 84117

801-272-9294

No Dissenters Rights

Under Delaware law, shareholders are not entitled to dissenters’ rights with respect to the amendment of the Certificate of Incorporation to reverse split the common stock.

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